EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference in this Current Report on Form 8-K/A of our report dated April 7, 2014, with respect to the financial statements of United Centrifuge USA, LLC as of December 31, 2013 and 2012, and for the year ended December 31, 2013 and for the period from inception (February 28, 2012) through December 31, 2012.

/s/ UHY LLP

Houston, Texas
May 15, 2014